Exhibit 99.1

3M Completes Acquisition of Capital Safety

ST. PAUL, Minn.—August 3, 2015 — 3M announced today that it has completed its acquisition of Capital Safety from KKR for a total enterprise value of $2.5 billion, including the assumption of approximately $0.7 billion of debt, net of cash acquired. Capital Safety is a leading global provider of fall protection equipment, one of the fastest-growing safety categories within the global personal protective equipment industry.

3M’s Personal Safety business provides respiratory and hearing protection solutions that help improve the safety and security of workers. The business also supplies products and solutions in other safety categories such as reflective materials for high-visibility apparel, protective clothing and eyewear, among others.

Capital Safety’s industry-leading products and solutions include harnesses, lanyards, self-retracting lifelines and engineered systems. The business has annual global sales of approximately $430 million.

The addition of Capital Safety bolsters 3M’s personal safety platform to meet the growing demand for personal protective equipment driven by increasing regulatory focus on worker safety across both developed and developing countries. 3M’s global capability combined with Capital Safety’s products will enable 3M to bring a broader array of personal protective equipment products and solutions to more customers worldwide.

On a GAAP reported basis, 3M estimates the Capital Safety acquisition to be $0.04 per share dilutive to 2015 earnings, all of which will be incurred in the third quarter.

3M’s 2015 earnings guidance of $7.80 to $8.00, announced on July 23, 2015, excluded the estimated impact from its pending acquisitions of Capital Safety and Polypore’s Separations Media business at that time. The acquisition of the Polypore Separations Media business is still pending completion.

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $32 billion in sales, our 90,000 employees connect with customers all around the world. Learn more about 3M’s creative solutions to the world’s problems at www.3M.com or on Twitter @3M or @3MNewsroom.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “aim,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information technology infrastructure; and (10) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and its subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect

Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

Media Contact:

Lori Anderson, 651-733-0831

Investor Contacts:

Bruce Jermeland, 651-733-1807

Mike Kronebusch, 651-733-1141